Exhibit 99.1
ACTUANT ANNOUNCES DIVIDEND

MILWAUKEE, WI, July 30, 2019 -- Actuant Corporation (NYSE: ATU) announced today that its Board of Directors has approved a cash dividend on the Company’s common stock. The Board declared an annual dividend of $0.04 per common share payable on October 14, 2019 to shareholders of record at the close of business on September 27, 2019.

About Actuant
Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.